RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-163632

Pricing Supplement Dated September 2, 2010 to the Product Prospectus Supplement ERN-ES-1 Dated January 13, 2010, Prospectus Dated January 11, 2010, and Prospectus Supplement Dated January 11, 2010	$2,500,000 Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012 Royal Bank of Canada

Royal Bank of Canada is offering the Bullish Enhanced Return Notes (the “Notes”) linked to the performance of an equally weighted Basket consisting of common stocks of the following 11 publicly traded companies in the financial sector: Associated Banc-Corp; American Express Company; Bank of America Corporation; JPMorgan Chase & Co.; KeyCorp; PNC Financial Services Group, Inc.; SunTrust Banks, Inc.; TCF Financial Corporation; U.S. Bancorp; Webster Financial Corporation; and Wells Fargo & Company.

The CUSIP number for the Notes is 78008KJJ3. The Notes provide a 300% leveraged return if the Percentage Change of the Basket is positive, subject to the Maximum Redemption Amount of 140.50% of the principal amount of the Notes. The Notes do not pay interest, and investors are subject to one-for-one loss of the principal amount of the Notes for any percentage decrease in the value of the Basket between the Pricing Date and the Valuation Date. Any payments on the Notes are subject to our credit risk.

Issue Date: September 10, 2010

Maturity Date: September 11, 2012

The Notes will not be listed on any U.S. securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated January 11, 2010, and “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated January 13, 2010.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100%	$2,500,000
Underwriting discounts and commissions	2%	$50,000
Proceeds to Royal Bank of Canada	98%	$2,450,000

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $20.00 per $1,000 in principal amount of the Notes. The price of the Notes also included a profit of $12.50 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. The total of the commission received by RBCCM and the hedging profits of Royal Bank of Canada was $32.50 per $1,000 in principal amount of the Notes.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets Corporation

Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series D

Underwriter:	RBC Capital Markets Corporation

Reference Asset:
The Notes are linked to the value of an equally weighted basket (the “Basket”) of common stocks of 11 publicly traded companies in the financial services industry (each, a “Reference Stock,” collectively, the “Reference Stocks”). The 11 common stocks, their respective Component Weights and their Initial Prices are indicated in the table below.

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	September 2, 2010

Issue Date:	September 10, 2010

CUSIP:	78008KJJ3

Valuation Date:	September 4, 2012

Payment at Maturity (if held to maturity):	If, on the Valuation Date, the Percentage Change is zero or positive, then the investor will receive an amount per $1,000 principal amount per Note equal to the lesser of:

1. Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and 2. Maximum Redemption Amount

If, on the Valuation Date, the Percentage Change is negative, then the investor will receive a cash payment equal to:

Principal Amount + (Principal Amount x Percentage Change)

Percentage Change:
The Percentage Change will equal an amount, expressed as a percentage and rounded to two decimal places, equal to the sum of the Weighted Component Changes for the Reference Stocks. The Weighted Component Change for each Reference Stock will be determined as follows:

	Component Weight x	Final Price - Initial Price Initial Price

Final Price:	The closing price per share of a Reference Stock on the Valuation Date.

Leverage Factor:	300% (subject to the Maximum Redemption Amount)

Maximum Redemption Amount:	140.50% multiplied by the principal amount

RBC Capital Markets Corporation

Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012

The Basket	Common Stock of	Bloomberg Ticker	Component Weight	Initial Price*
	Associated Banc-Corp	ASBC	9 1/11%	12.52
	American Express Company	AXP	9 1/11%	40.37
	Bank of America Corporation	BAC	9 1/11%	13.26
	JPMorgan Chase & Co.	JPM	9 1/11%	37.93
	KeyCorp	KEY	9 1/11%	7.86
	PNC Financial Services Group, Inc.	PNC	9 1/11%	53.74
	SunTrust Banks, Inc.	STI	9 1/11%	23.66
	TCF Financial Corporation	TCB	9 1/11%	15.06
	U.S. Bancorp	USB	9 1/11%	21.88
	Webster Financial Corporation	WBS	9 1/11%	16.75
	Wells Fargo & Company	WFC	9 1/11%	24.86
* The Initial Price of each Reference Stock is an intra-day price per share of that Reference Stock on the Pricing Date.

Maturity Date:	September 11, 2012, subject to extension for market and other disruptions, as described in the product prospectus supplement.

Term:	Approximately two (2) years

Principal at Risk:
The Notes are NOT principal protected.  You may lose a substantial portion of your principal amount at maturity if there is a percentage decrease in the value of the Basket between the Pricing Date and the Valuation Date.

Calculation Agent:	RBC Capital Markets Corporation

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 13, 2010 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBC Capital Markets Corporation (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 11, 2010).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 13, 2010, as modified by this pricing supplement.

RBC Capital Markets Corporation

Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 11, 2010, as supplemented by the prospectus supplement dated January 11, 2010 and the product prospectus supplement dated January 13, 2010, relating to our Senior Global Medium-Term Notes, Series D, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 11, 2010 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January 13, 2010, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000063/m18100424b3.htm

Prospectus Supplement dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000064/f17102424b3.htm

Product Prospectus Supplement ERN-ES-1 dated January 13, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000116/f112104424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets Corporation

Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the Final Price of any Reference Stock. All examples are based upon the Leverage Factor of 300%, the Maximum Redemption Amount of 140.50% of the principal amount, and assume that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	5%

	Payment at Maturity:	$1,000 + ($1,000 x 5% x 300%) = $1,000 + $150 = $1,150

	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,150, a 15% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).

	Percentage Change:	47%

	Payment at Maturity:	$1,000 + ($1,000 x 47% x 300%) = $1,000 + $1,410 = $2,410 however, the Maximum Redemption Amount is $1,405.

	On a $1,000 investment, a 47% Percentage Change results in a Payment at Maturity of $1,405, a 40.50% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative.

	Percentage Change:	-20%

	Payment at Maturity:	$1,000 + ($1,000 x -20%) = $1,000 - $200 = $800

	On a $1,000 investment, a -20% Percentage Change results in a Payment at Maturity of $800, a -20% return on the Notes.

RBC Capital Markets Corporation

Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012

INFORMATION REGARDING THE ISSUERS OF THE REFERENCE STOCKS

The issuer of each Reference Stock is registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”). Companies with securities registered under the Exchange Act are required to periodically file financial and other information required by the Securities and Exchange Commission (“SEC”). This information is filed with the SEC and can be inspected and copied by you at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the issuers of the Reference Stocks with the SEC electronically is available to the public over the Internet at the SEC’s website at http://www.sec.gov. Information filed with the SEC by the Reference Stock issuers under the Exchange Act can be located by referencing their SEC file numbers. In addition, information about the Reference Stock issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information.

The following information regarding each issuer of the Reference Stocks is derived from publicly available information.

We make no representation or warranty as to the accuracy or completeness of reports filed by any issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

Associated Banc-Corp

Associated Banc-Corp is a diversified multi-bank holding company. It provides a complete range of banking services to individuals and businesses. Services include deposit accounts, a variety of loans, consumer-oriented financial services and night depository facilities. The company operates in Wisconsin, Illinois and Minnesota.

American Express Company

American Express Company is a global payment and travel company. Its principal products and services are charge and credit payment card products and travel-related services offered to consumers and businesses around the world.

Bank of America Corporation

Bank of America Corporation accepts deposits and offers banking, investing, asset management, and other financial and risk-management products and services. The company has a mortgage lending subsidiary and an investment banking and securities brokerage subsidiary.

JPMorgan Chase & Co.

JPMorgan Chase & Co. provides global financial services and retail banking. Its services include investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking and home finance. The company serves business enterprises, institutions and individuals.

KeyCorp

KeyCorp is a financial services holding company. It provides a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance and investment banking products. The company provides services to individual, corporate and institutional clients.

PNC Financial Services Group, Inc.

PNC Financial Services Group, Inc. is a diversified financial services organization. The company provides regional banking, wholesale banking and asset management services nationally and in its primary regional markets.

RBC Capital Markets Corporation

Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012

SunTrust Banks, Inc.

SunTrust Banks, Inc. is a bank holding company. Its subsidiary banks operate in Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia and the District of Columbia. The company provides a wide range of financial services such as credit cards, mortgage banking, insurance, brokerage and capital markets services.

TCF Financial Corporation

TCF Financial Corporation is a national financial holding company. It provides retail and commercial banking services. The company also offers commercial leasing and equipment and commercial inventory financing.

U.S. Bancorp

U.S. Bancorp is a diversified financial services company that provides lending and depository services, cash management, foreign exchange and trust and investment management services. It also provides credit card services, mortgage banking, insurance, brokerage and leasing. The company operates in the Midwest and Western United States.

Webster Financial Corporation

Webster Financial Corporation is a bank holding company. Its banking subsidiary provides a wide range of financial services to individuals, families, and businesses in southern New England and eastern New York State. The company provides business and consumer banking, mortgage lending, financial planning, trust and investment services, as well as Internet banking.

Wells Fargo & Company

Wells Fargo & Company is a diversified financial services company providing banking, insurance, investments, mortgage, leasing, credit cards and consumer finance. The company operates through physical stores, the Internet and other distribution channels across North America and elsewhere internationally.

RBC Capital Markets Corporation

Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012

Historical Information

The graphs below set forth the recent historical performances of each of the Reference Stocks. In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end Closing Prices of each Reference Stock. The information provided in each table is for the four calendar quarters of 2007, 2008, 2009, the first two quarters of 2010, as well as for the period from July 1, 2010 through September 2, 2010.

We obtained the information regarding the historical performance of the Reference Stocks in the graphs and tables below from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Stocks should not be taken as an indication of their future performance or what the value of the notes may be, and no assurance can be given as to the price of any Reference Stock on the Valuation Date. We cannot give you assurance that the performance of any Reference Stock will not result in the loss of all or part of your investment.

RBC Capital Markets Corporation

Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012

Associated Banc-Corp

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2007	3/30/2007	35.46	32.84	33.60
3/31/2007	6/29/2007	33.68	32.12	32.70
6/30/2007	9/28/2007	33.24	26.45	29.63
9/29/2007	12/31/2007	30.73	25.23	27.09

1/1/2008	3/31/2008	28.99	21.38	26.63
4/1/2008	6/30/2008	29.50	18.99	19.29
7/1/2008	9/30/2008	31.99	14.30	19.95
10/1/2008	12/31/2008	24.90	14.75	20.93

1/1/2009	3/31/2009	21.56	10.48	15.44
4/1/2009	6/30/2009	18.97	12.07	12.50
7/1/2009	9/30/2009	12.87	8.93	11.42
10/1/2009	12/31/2009	13.25	10.25	11.01

1/1/2010	3/31/2010	14.81	10.91	13.80
4/1/2010	6/30/2010	16.28	11.00	12.26
7/1/2010	9/2/2010	14.07	11.76	12.53

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets Corporation

Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012

American Express Company

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2007	3/30/2007	61.00	53.91	56.40
3/31/2007	6/29/2007	65.24	55.34	61.18
6/30/2007	9/28/2007	65.89	55.50	59.37
9/29/2007	12/31/2007	63.63	50.37	52.02

1/1/2008	3/31/2008	52.32	39.50	43.72
4/1/2008	6/30/2008	52.63	37.61	37.67
7/1/2008	9/30/2008	42.50	31.71	35.43
10/1/2008	12/31/2008	35.80	16.55	18.55

1/1/2009	3/31/2009	21.38	9.71	13.63
4/1/2009	6/30/2009	28.45	13.18	23.24
7/1/2009	9/30/2009	36.50	22.00	33.90
10/1/2009	12/31/2009	42.25	31.69	40.52

1/1/2010	3/31/2010	43.24	36.60	41.26
4/1/2010	6/30/2010	49.19	37.14	39.70
7/1/2010	9/2/2010	45.68	38.43	40.88

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets Corporation

Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012

Bank of America Corporation

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2007	3/30/2007	54.21	48.36	51.02
3/31/2007	6/29/2007	52.20	48.55	48.89
6/30/2007	9/28/2007	52.77	46.52	50.27
9/29/2007	12/31/2007	52.95	40.61	41.26

1/1/2008	3/31/2008	45.08	33.25	37.91
4/1/2008	6/30/2008	41.37	23.65	23.87
7/1/2008	9/30/2008	38.85	18.44	35.00
10/1/2008	12/31/2008	38.50	10.01	14.08

1/1/2009	3/31/2009	14.81	2.53	6.82
4/1/2009	6/30/2009	15.06	6.45	13.20
7/1/2009	9/30/2009	18.25	11.27	16.92
10/1/2009	12/31/2009	18.64	14.12	15.06

1/1/2010	3/31/2010	18.35	14.25	17.85
4/1/2010	6/30/2010	19.82	14.30	14.37
7/1/2010	9/2/2010	15.72	12.18	13.28

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets Corporation

Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012

JPMorgan Chase & Co.

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2007	3/30/2007	51.95	45.91	48.38
3/31/2007	6/29/2007	53.25	47.70	48.45
6/30/2007	9/28/2007	50.48	42.18	45.82
9/29/2007	12/31/2007	48.02	40.15	43.65

1/1/2008	3/31/2008	49.28	36.02	42.95
4/1/2008	6/30/2008	49.75	33.96	34.31
7/1/2008	9/30/2008	48.35	29.25	46.70
10/1/2008	12/31/2008	50.50	19.69	31.53

1/1/2009	3/31/2009	31.64	14.96	26.58
4/1/2009	6/30/2009	38.94	25.32	34.11
7/1/2009	9/30/2009	46.50	31.59	43.82
10/1/2009	12/31/2009	47.47	40.06	41.67

1/1/2010	3/31/2010	46.05	37.03	44.75
4/1/2010	6/30/2010	48.20	36.51	36.61
7/1/2010	9/2/2010	41.70	35.16	38.16

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets Corporation

Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012

KeyCorp

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2007	3/30/2007	39.90	35.94	37.47
3/31/2007	6/29/2007	38.95	34.15	34.33
6/30/2007	9/28/2007	37.09	31.38	32.33
9/29/2007	12/31/2007	34.05	21.56	23.45

1/1/2008	3/31/2008	27.23	20.19	21.95
4/1/2008	6/30/2008	26.12	10.80	10.98
7/1/2008	9/30/2008	16.00	7.94	11.94
10/1/2008	12/31/2008	15.20	4.99	8.52

1/1/2009	3/31/2009	9.31	4.84	7.87
4/1/2009	6/30/2009	9.81	4.46	5.24
7/1/2009	9/30/2009	7.06	4.40	6.50
10/1/2009	12/31/2009	6.85	5.29	5.55

1/1/2010	3/31/2010	8.18	5.65	7.75
4/1/2010	6/30/2010	9.84	7.18	7.69
7/1/2010	9/2/2010	8.91	7.13	7.93

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets Corporation

Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012

PNC Financial Services Group, Inc.

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2007	3/30/2007	76.41	68.60	71.97
3/31/2007	6/29/2007	76.15	70.57	71.58
6/30/2007	9/28/2007	74.46	64.00	68.10
9/29/2007	12/31/2007	74.55	63.54	65.65

1/1/2008	3/31/2008	71.20	54.83	65.57
4/1/2008	6/30/2008	73.00	55.22	57.10
7/1/2008	9/30/2008	86.49	49.03	74.70
10/1/2008	12/31/2008	79.50	39.10	49.00

1/1/2009	3/31/2009	50.05	16.20	29.29
4/1/2009	6/30/2009	53.21	27.50	38.81
7/1/2009	9/30/2009	48.78	33.07	48.59
10/1/2009	12/31/2009	57.86	43.38	52.79

1/1/2010	3/31/2010	61.79	50.46	59.70
4/1/2010	6/30/2010	70.45	56.30	56.50
7/1/2010	9/2/2010	62.99	49.43	54.11

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets Corporation

Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012

SunTrust Banks, Inc.

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2007	3/30/2007	87.43	80.76	83.04
3/31/2007	6/29/2007	91.29	78.18	85.74
6/30/2007	9/28/2007	90.47	73.61	75.67
9/29/2007	12/31/2007	78.75	60.04	62.49

1/1/2008	3/31/2008	70.00	52.95	55.14
4/1/2008	6/30/2008	60.80	32.34	36.22
7/1/2008	9/30/2008	62.75	25.67	44.99
10/1/2008	12/31/2008	57.73	19.77	29.54

1/1/2009	3/31/2009	30.14	6.00	11.74
4/1/2009	6/30/2009	20.86	10.50	16.45
7/1/2009	9/30/2009	24.42	14.50	22.55
10/1/2009	12/31/2009	23.88	18.45	20.29

1/1/2010	3/31/2010	28.39	20.16	26.79
4/1/2010	6/30/2010	32.02	23.20	23.30
7/1/2010	9/2/2010	27.02	21.79	23.95

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets Corporation

Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012

TCF Financial Corporation

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2007	3/30/2007	27.91	24.93	26.36
3/31/2007	6/29/2007	28.98	25.39	27.80
6/30/2007	9/28/2007	28.24	22.69	26.18
9/29/2007	12/31/2007	27.95	17.17	17.93

1/1/2008	3/31/2008	22.04	14.93	17.92
4/1/2008	6/30/2008	19.31	11.91	12.03
7/1/2008	9/30/2008	24.50	9.25	18.00
10/1/2008	12/31/2008	20.00	11.22	13.66

1/1/2009	3/31/2009	14.30	8.74	11.76
4/1/2009	6/30/2009	16.65	11.37	13.37
7/1/2009	9/30/2009	15.83	12.71	13.04
10/1/2009	12/31/2009	14.56	11.36	13.62

1/1/2010	3/31/2010	16.82	13.41	15.94
4/1/2010	6/30/2010	19.16	14.97	16.61
7/1/2010	9/2/2010	17.66	13.91	15.10

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets Corporation

Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012

U.S. Bancorp

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2007	3/30/2007	36.84	34.40	34.97
3/31/2007	6/29/2007	35.18	32.74	32.95
6/30/2007	9/28/2007	34.17	29.22	32.53
9/29/2007	12/31/2007	34.21	30.21	31.74

1/1/2008	3/31/2008	35.01	27.86	32.36
4/1/2008	6/30/2008	35.25	27.78	27.89
7/1/2008	9/30/2008	40.00	20.78	36.02
10/1/2008	12/31/2008	37.31	20.22	25.01

1/1/2009	3/31/2009	25.43	8.07	14.61
4/1/2009	6/30/2009	21.79	13.92	17.92
7/1/2009	9/30/2009	23.49	16.11	21.86
10/1/2009	12/31/2009	25.58	20.80	22.51

1/1/2010	3/31/2010	26.69	22.53	25.88
4/1/2010	6/30/2010	28.41	22.07	22.35
7/1/2010	9/2/2010	24.56	20.44	22.12

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets Corporation

Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012

Webster Financial Corporation

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2007	3/30/2007	51.24	46.54	48.01
3/31/2007	6/29/2007	48.90	42.30	42.67
6/30/2007	9/28/2007	46.40	39.36	42.12
9/29/2007	12/31/2007	44.64	30.74	31.97

1/1/2008	3/31/2008	34.90	24.63	27.87
4/1/2008	6/30/2008	29.85	18.47	18.60
7/1/2008	9/30/2008	28.00	13.08	25.25
10/1/2008	12/31/2008	26.88	10.20	13.78

1/1/2009	3/31/2009	14.34	2.85	4.25
4/1/2009	6/30/2009	8.54	4.00	8.05
7/1/2009	9/30/2009	14.00	7.31	12.47
10/1/2009	12/31/2009	13.81	10.65	11.87

1/1/2010	3/31/2010	18.97	11.98	17.49
4/1/2010	6/30/2010	22.68	16.91	17.94
7/1/2010	9/2/2010	20.19	15.57	16.83

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets Corporation

Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012

Wells Fargo & Company

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2007	3/30/2007	36.64	33.01	34.43
3/31/2007	6/29/2007	36.49	33.93	35.17
6/30/2007	9/28/2007	37.99	32.67	35.62
9/29/2007	12/31/2007	37.78	29.29	30.19

1/1/2008	3/31/2008	34.56	24.42	29.10
4/1/2008	6/30/2008	32.34	23.46	23.75
7/1/2008	9/30/2008	42.50	20.46	37.53
10/1/2008	12/31/2008	38.95	19.90	29.48

1/1/2009	3/31/2009	30.09	7.80	14.24
4/1/2009	6/30/2009	28.45	13.65	24.26
7/1/2009	9/30/2009	29.56	22.08	28.18
10/1/2009	12/31/2009	31.53	25.01	26.99

1/1/2010	3/31/2010	31.99	26.37	31.12
4/1/2010	6/30/2010	34.25	25.52	25.60
7/1/2010	9/2/2010	28.77	23.02	25.10

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets Corporation

Bullish Enhanced Return Notes Linked to a Basket of 11 Financial Stocks, Due September 11, 2012

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about September 10, 2010, which is the fifth (5th) business day following the Pricing Date (this settlement cycle being referred to as “T+5”).  See “Supplemental Plan of Distribution” in the prospectus supplement dated January 11, 2010.

RBC Capital Markets Corporation